Exhibit (d)(67)

TRADING ADVISORY AGREEMENT

Abbey Capital Multi Asset Fund

Trading Advisory Agreement (this “Agreement”) is entered into as of the [ ] day of January , 2017 and shall take effect on the Effective Date ( as defined below) by and among THE RBB FUND, INC., a Maryland corporation (herein called the “Fund”), ABBEY CAPITAL LIMITED, an Irish limited company (the “Adviser”), [ACMAF OFFSHORE FUND LIMITED], an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Portfolio as defined below (the “Subsidiary”) and ASPECT CAPITAL LIMITED with its registered office at 10 Portman Square, London W1H 6AZ, United Kingdom (the “Trader”) (together the “Parties”).

This Agreement shall take effect on the date that the Portfolio (as defined below) or the Subsidiary initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement dated [ ] 2018 between the Parties) (the “Effective Date”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated [ ] 2018 (the “Investment Advisory Agreement”) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Multi Asset Fund (the “Portfolio”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated [ ] 2018 (together with the Investment Advisory Agreement, the “Advisory Agreement”) with the Subsidiary, relating to the provision of investment advisory services to the Subsidiary;

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Subsidiary;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to the Portfolio and the Subsidiary in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1.	Trading Services.

(a)	The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to the Portfolio and to the Subsidiary with respect to that portion of the Portfolio’s assets and/or the Subsidiary’s assets, as applicable, allocated from time to time to the Trader by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”). The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)	The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and, save as otherwise disclosed to the Adviser, in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Portfolio set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader , (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Trader in performing its duties under this Agreement, all as may be in effect from time to time provided that the Trader shall bear no responsibility or liability for failure to comply with any objective, policy, restriction, guideline, procedures, instruction or direction referenced in this paragraph or any amendment or supplement thereto until the Trader has received and had a reasonable opportunity to review such objective, policy, restriction, guideline, procedures, instruction or direction. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Portfolio, and the Trader shall not be responsible in any way for the compliance of any assets of the Portfolio, other than the Allocated Assets, with the Policies. Subject to the foregoing, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell (including short sales), lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts (selling uncovered options is not permitted), spot or forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of the Portfolio and/or Subsidiary, as applicable, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Trader shall, upon and in accordance with written instructions from the Adviser and subject to paragraph 7(g) of the Supplemental Trading Agreement, effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for the Portfolio and/or Subsidiary to comply with the Policies, and (ii) upon notice to the Trader, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Allocated Assets.

(c)	Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses, provided, however, the orders are settled with a futures commission merchant or Foreign Exchange clearing broker with which the Portfolio or Subsidiary, as applicable, has an account.

(d)	The Trader hereby agrees that it shall not consult with any other investment adviser or Commodity Trading Advisor ("CTA") to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”) (for the avoidance of doubt, given the nature of the Commodity Interests to be traded by the Trader as at the date of this Agreement, Rule 12d3-1 does not apply).

(e)	The Trader has provided the Adviser with a true and complete copy and/or accurate summary of its compliance policies and procedures pursuant to best practices for all CTAs registered with the Commodity Futures Trading Commission (“CFTC”) or, if applicable, Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”) (the “Trader Compliance Policies”). The Trader’s chief compliance officer (“Trader CCO”) shall provide to the Fund’s Chief Compliance Officer (“Fund CCO”) or his or her delegate using the following email address: Legal&compliance@abbeycapital.com (or any other email address provided in writing and expressed to be for this purpose) promptly (and in no event in more than 10 business days) the following reports and certifications to the extent that they relate to the services provided by the Trader with respect to the Allocated Assets:

(i)	a report of any material changes to the Trader Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Trader Compliance Policies; and

(iii)	an annual (or more frequently as the Fund CCO may reasonably request) certification regarding the Trader’s compliance with Rule 206(4)-7 under the Advisers Act, if applicable, and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (ii).

(f)	The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of the Portfolio as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Trader in the manner it considers to be most fair and equitable over time to the Portfolio and to its other accounts. In that connection, however, the Trader agrees that: (i) in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will take all reasonable steps to achieve an equitable treatment of all accounts utilizing the same investment programme as the Allocated Assets and will use a fair and reasonable system of order entry for all accounts utilizing the same trading strategy as the Allocated Assets; and (ii) it will not deliberately use any trading strategies for the Portfolio or Subsidiary which it or its principals know are inferior to those employed by other accounts using the same investment programme as the Allocated Assets. The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. If, at any time during the term of this Agreement, the Trader is required to aggregate the Portfolio’s or Subsidiary's Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, the Trader will promptly notify the Adviser if the Portfolio’s/Subsidiary's positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative positions limits are reached in any Commodity Interest contract, the Trader will modify the trading of the Portfolio and Subsidiary, as applicable, and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. The Trader currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Portfolio or Subsidiary given the Trader's current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(g)	The Trader, in connection with its rights and duties with respect to the Portfolio, Subsidiary and the Fund shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h)	The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. Save any ordinary course employment restrictions, the Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and, save for any ordinary course employment restrictions, the Trader will not knowingly become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Subsidiary, the Portfolio or any other assets managed by the Adviser.

(i)	The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets. The Trader shall promptly respond in a timely manner to reasonable requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records maintained by the Trader relating directly to the Portfolio and/or Subsidiary. The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material reasonably requested by or required to be delivered to the Board.

(j)	Unless otherwise instructed by the Adviser, the Trader shall not have the power, discretion or responsibility to vote any proxies in connection with Commodity Interests in which the Allocated Assets may be invested, and the Adviser shall retain such responsibility.

(k)	The Trader shall cooperate promptly and fully with the Adviser, the Portfolio, Subsidiary and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, the Subsidiary or the Adviser brought by any governmental or regulatory authorities. The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Trader and that specifically concern the services provided by the Trader to the Portfolio or Subsidiary pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegate.

(l)	The Trader shall maintain detailed records of matters pertaining to the Allocated Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader on behalf of the Allocated Assets are the property of the Fund and will be surrendered promptly to the Fund upon request and subject to the confidentiality obligations set out in paragraph 15 hereof. The Trader further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(m)	The Trader shall promptly notify the Adviser of any financial condition that could materially impair the Trader’s ability to fulfill its commitments under this Agreement.

2.	Representations and Warranties of the Parties

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	The Trader is a registered CTA with the CFTC;

(ii)	The Trader will carry at all times professional liability insurance with carriers approved by the Trader covering services provided hereunder by the Trader in an appropriate amount, as determined by the Trader in its discretion;

(iii)	The Trader will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(ii) hereof and provide notice of termination of such coverages, if any, to the Adviser and the Fund, all as promptly as reasonably possible. The Trader will notify the Adviser promptly, and in any event within 10 business days, when the Trader receives notice of any termination of the specified coverage; and

(iv)	This Agreement has been duly authorized and executed by the Trader.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser.

(c)	The Fund, on behalf of the Portfolio, represents and warrants to the Trader as follows:

(i)	The Portfolio has duly authorized the execution of this Agreement;

(ii)	The execution, delivery and performance of this Agreement by the Portfolio do not violate the Portfolio’s governing documents nor any obligation by which the Portfolio or any of its property is bound, whether arising by contract, operation of law or otherwise;

(iii)	The Portfolio is a “qualified eligible person” as that term is defined in CFTC Regulation 4.7 and consents to being treated as an exempt account under CFTC Rule 4.7(c);

(iv)	The Portfolio is an ‘eligible contract participant’ (as such term is defined in Section 1(a)(18) of the Commodity Exchange Act); and

(v)	The Portfolio has read and understood the Disclosure Document (as defined in the Supplemental Trading Agreement), including the Risk Disclosure Statement contained therein, and will read amendments thereto when provided by the Trader, and is aware of the risks inherent in the Investment Program (as defined in the Supplement Trading Agreement) including, without limitation, the risks inherent in trading the financial instruments envisaged in the Investment Program and the Investment Restrictions (as defined in the Supplemental Trading Agreement).

(d)	The Subsidiary represents and warrants to the Trader as follows:

(i)	The Subsidiary has duly authorized the execution of this Agreement;

(ii)	The execution, delivery and performance of this Agreement by the Subsidiary do not violate the Subsidiary’s governing documents nor any obligation by which the Subsidiary or any of its property is bound, whether arising by contract, operation of law or otherwise;

(iii)	The Subsidiary is a “qualified eligible person” as that term is defined in CFTC Regulation 4.7 and consents to being treated as an exempt account under CFTC Rule 4.7(c);

(iv)	The Subsidiary is an ‘eligible contract participant’ (as such term is defined in Section 1(a)(18) of the Commodity Exchange Act); and

(v)	The Subsidiary has read and understood the Disclosure Document (as defined in the Supplemental Trading Agreement), including the Risk Disclosure Statement contained therein, and will read amendments thereto when provided by the Trader, and is aware of the risks inherent in the Investment Program (as defined in the Supplement Trading Agreement) including, without limitation, the risks inherent in trading the financial instruments envisaged in the Investment Program and the Investment Restrictions (as defined in the Supplemental Trading Agreement).

Each party agrees to notify the other immediately in writing in the event that any of the representations above cease to be true.

3.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause the Portfolio’s and/or the Subsidiary’s Custodian (as defined in Section 4 hereof), as applicable, to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser has also furnished the Trader with a list of any broker or dealer which is (i) an affiliated person of the Adviser, the Subsidiary or the Fund or any other investment adviser of the Subsidiary or Fund; (ii) the principal underwriter of the Subsidiary’s or the Fund’s shares; or (iii) an affiliated person of such affiliated person or principal underwriter (the “List”) which is attached hereto as Schedule E and the Adviser agrees to provide 30 days’ written notice to the Trader of any changes to the List. The Adviser agrees to furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

4.         Custodian. The Adviser shall provide the Trader with a copy of the Portfolio’s and/or Subsidiary’s agreement with any custodian designated to hold the assets of the Portfolio and/or Subsidiary (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications. The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Trader shall have no liability for the acts or omissions of the Custodian. Any assets added to the Portfolio or Subsidiary shall be delivered directly to the Custodian.

5.         Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that the Adviser may request that the Trader approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

6.         Expenses. During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Portfolio or Subsidiary.

7.         Compensation of the Trader. As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8.         Independent Contractor Status. The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Subsidiary, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of the Subsidiary, the Portfolio, the Fund or the Adviser.

9.	Liability and Indemnification.

(a)	Liability. The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets. The Trader shall not be liable for any loss arising out of any services carried out under or in connection with this Agreement or the Supplemental Trading Agreement, except a loss resulting from the Trader’s material breach of this Agreement or its representations or warranties herein or resulting from the Trader’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Trader be liable for or indemnify against any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement or for any loss arising out of circumstances beyond the Trader’s reasonable control including without limitation: acts of God; changes to law and regulation; acts of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within the Trader’s control; the failure of any relevant exchange or clearing house.

(b)	Indemnification.

(i)	The Trader shall indemnify the Adviser, the Fund, the Portfolio and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of the Trader’s material breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser Indemnified Person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder. The Trader shall further indemnify the Advisor Indemnified Persons for any liability and expenses, including reasonable attorneys’ fees which the Advisor Indemnified Persons may sustain as a result of the Trader’s material breach of the Advisor Authorization Agreement between Trader, Bank of America N.A, the Advisor and the Subsidiary (the “AAA”) provided however that Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of (i) the Trader acting on behalf of the Portfolio or Subsidiary in accordance with its duties under this Agreement or the AAA or (ii) Adviser Indemnified Persons’ bad faith, gross negligence or reckless disregard of their duties under the AAA.

(ii)	The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s material breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader Indemnified Person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10.       Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement or the Supplemental Trading Agreement; and

(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Upon notification of termination of this Agreement, the Trader shall continue to provide the services under this Agreement during any notice period and, to the extent the Trader has not already done so, on termination of this Agreement the Trader shall close out and shall, as soon as reasonably practicable, realize all investments having consideration for prevailing market conditions. Termination of this Agreement pursuant to this paragraph 10 shall be without the payment of any penalty and shall not affect the status, obligations or liabilities or any party hereto to the others including, without limitation, the Adviser’s obligation to pay fees in respect of the period prior to termination in accordance with this Agreement.

11.       Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

12.       Assignment. The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

13.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Trader Indemnified Person and Adviser Indemnified Person. In addition, the parties submit to the non-exclusive jurisdiction of the courts of the State of Delaware. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14.       Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15.       Confidentiality. Each of the parties agrees that any information or recommendation supplied by or concerning either the Adviser, the Portfolio, the Subsidiary or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder or under the Supplemental Trading Agreement, including without limitation portfolio holdings of the Portfolio and Subsidiary, financial information or other information relating to a party to this Agreement, is to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Each of the parties may disclose Confidential Information to the extent required by applicable law, regulation or rule of any exchange to which that party might be subject, to those of its employees who need to know such information to perform their duties, to professional advisers or designates (such as the Portfolio’s and/or Subsidiary’s custodian) who are bound by a duty of confidentiality substantially the same as that of the disclosing party, with prior written consent of the other party(ies) or where the Confidential Information has come into the public domain other than via a breach of an obligation of confidentiality. Such disclosure may only be made after prior written notice has been provided to the other party(ies), unless it is not possible to do so in the circumstances. Each party acknowledges that because of the proprietary nature of the Confidential Information described above, damages may not be an adequate remedy for any breach of the obligations under this paragraph 15 and therefore agrees that the wronged party(ies) will be entitled to seek specific performance and any other form of equitable or interim remedies. The obligations in this paragraph 15 to keep any Confidential Information secret and strictly confidential shall continue to apply after the expiry or termination of this Agreement, howsoever terminated.

16.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Abbey Capital Limited

By:
Name:
Title:

Aspect Capital Limited

By:
Name:
Title:

[ACMAF Offshore Fund Limited]

By:
Name:
Title:

Appendix A

Trading Fees